CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm as the auditor to the predecessor fund under the caption “Financial Highlights” in the Prospectus of Invesco Van Kampen Government Securities Fund and under the caption “Independent Registered Public Accounting Firm”, the predecessor fund’s auditor, and to the incorporation by reference of our report dated February 19, 2010 for Van Kampen Limited Duration Fund, in the Statement of Additional Information of AIM Investment Securities Funds (Invesco Investment Securities Funds) in this Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A No. 033-39519) of AIM Investment Securities Funds (Invesco Investment Securities Funds).
ERNST & YOUNG LLP
Chicago, Illinois
January 20, 2011